EXHIBIT 10(g)
BANCORPSOUTH, INC.
AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN
(Effective January 1, 2009)

BANCORPSOUTH, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
(Effective January 1, 2009)
TABLE OF CONTENTS

ARTICLE I PURPOSE	1

ARTICLE II DEFINITIONS	1

2.1 Affiliate	1
2.2 Beneficiary	1
2.3 Benefit Payment Date	1
2.4 Board or Board of Directors	2
2.5 Bonus	2
2.6 Committee	2
2.7 Compensation	2
2.8 Deferred Benefit Account or Account	2
2.9 Determination Date	2
2.10 Participant	2
2.11 Plan	2
2.12 Plan Year	2
2.13 Retirement Benefit	2
2.14 Specified Employee	2
2.15 Separation from Service or Separates from Service	2

ARTICLE III ELIGIBILITY AND PARTICIPATION	3

ARTICLE IV DEFERRALS	3

4.1 Deferral of Compensation	3
4.2 Deferral of Bonus	3
4.3 Form of Deferral Election	4

ARTICLE V MAINTENANCE AND INVESTMENT OF DEFERRED BENEFIT ACCOUNTS	4

5.1 Establishment of Accounts	4
5.2 Status of Accounts	4
5.3 Investment Policy	4
5.4 Accounting	5
5.5 Valuation Notice	5

ARTICLE VI RETIREMENT BENEFITS	5

6.1 Form of Distribution	5
6.2 Benefit Payment Date	5
6.3 Optional Form of Benefit	5
6.4 Transitional Election	6

ARTICLE VII DEATH BENEFITS	6

7.1 Beneficiary Designation	6
7.2 Death Benefit	6

ARTICLE VIII PLAN ADMINISTRATION; TRANSITION RULES	6

8.1 Powers	6
8.2 Payments	6
8.3 Delegation of Administrative Authority	7
8.4 Claims	7
8.5 Small Benefits	7
8.6 Early Payments	8

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ARTICLE IX PARTICIPANTS’ RIGHTS	8

9.1 Spendthrift Provision	8
9.2 No Continued Employment	8
9.3 Obligation for Benefit Payments	8
9.4 Taxes	8

ARTICLE X MISCELLANEOUS	9

10.1 Termination of Plan	9
10.2 Funding	9
10.3 Inurement	9
10.4 No Effect on Other Benefits	9
10.5 Amendment and Modification	9
10.6 Governing Law	10
10.7 Construction	10

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BANCORPSOUTH, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
(Effective January 1, 2009)
     Whereas, BancorpSouth, Inc., a corporation organized and existing under the laws of the State of Mississippi (the “Company”), presently maintains the BancorpSouth, Inc. Deferred Compensation Plan, which was first adopted effective January 1, 1994 (the “Plan”);
     Whereas, such Plan constitutes a “deferred compensation” arrangement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and must now be amended to comply with the final regulations promulgated thereunder;
     Now Therefore, effective January 1, 2009, the Plan shall be amended and restated as follows:
ARTICLE I
PURPOSE
     The Plan is intended to be an unfunded deferred compensation arrangement for the benefit of key management officers and employees of the Company and its Affiliates (as defined below), within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is not intended to constitute an employee benefit plan under ERISA and is not intended to be subject to the provisions of Parts 2, 3, and 4 of Title I of ERISA. In accordance with such intent, any obligation of the Company or its Affiliates to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a Participant (as defined below) or Beneficiary (as defined below) to enforce such obligation shall be solely as a general creditor of the Company. The Plan is not intended to constitute a qualified employee benefit plan within the meaning of Code Section 401(a).
ARTICLE II
DEFINITIONS
     2.1 Affiliate means any corporation or other form of entity of which the Company owns, directly or indirectly, 80% or more of the total combined voting power of all classes of stock or other equity interests, provided that such entity is designated by the Committee as a participating entity hereunder. The Affiliates designated as participating entities hereunder are set forth on Exhibit A hereto, as the same may be amended from time to time.
     2.2 Beneficiary means the person, persons, entity or entities designated by a Participant in accordance with Section 7.1 hereof to receive death benefits hereunder.
     2.3 Benefit Payment Date means the date or dates on which a Participant’s Retirement Benefit is paid. A Participant’s initial Benefit Payment Date shall be the date determined in accordance with Section 6.2. If a Participant’s Retirement Benefit is paid in the form of installments, after the initial Benefit Payment Date each succeeding payment date shall be the first business day of the month.

     2.4 Board or Board of Directors means the Board of Directors of the Company.
     2.5 Bonus means an amount payable to a Participant under a separate plan, policy, or program maintained by the Company or an Affiliate. Incentive Bonus means a Bonus that satisfies the requirements imposed under Code Section 409A and is designated as such by the Committee.
     2.6 Committee means the administrator of this Plan; the Compensation Committee of the Board shall act as the Committee hereunder.
     2.7 Compensation means the base salary and any commission paid by the Company or an Affiliate to a Participant for services to be rendered during a calendar year, but determined before reduction for compensation deferred pursuant to this Plan or any other plan of deferred compensation maintained by the Company or an Affiliate, including any such plan maintained in accordance with Code Section 401(k) or Code Section 125. For this purpose, Compensation shall not include the amount of any long-term disability benefit or any form of retirement or deferred compensation payment distributed from a plan or arrangement sponsored by the Company or an Affiliate or any form of severance benefit paid by the Company or an Affiliate.
     2.8 Deferred Benefit Account or Account means one or more accounts maintained on the books of the Company with respect to each Participant hereunder.
     2.9 Determination Date means the Annual Determination Date and such other dates as may be designated, from time to time, by the Committee. Annual Determination Date means the last day of the Plan Year. The designation of such Determination Dates need not be uniform as to all Deferred Benefit Accounts maintained hereunder.
     2.10 Participant means an executive officer, manager, or other key employee of the Company or an Affiliate, each of whom is designated in accordance with Article III hereof.
     2.11 Plan means this BancorpSouth, Inc. Deferred Compensation Plan.
     2.12 Plan Year means the 12-month period beginning each January 1st and ending each December 31st.
     2.13 Retirement Benefit means a benefit payable as of a Participant’s Benefit Payment Date in accordance with Article VI hereof.
     2.14 Specified Employee means any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of any Employer that is a corporation whose stock is publicly traded on an established securities market or otherwise, as determined by the Committee in accordance with Code Section 409A. Status as a key employee shall be determined based upon the 12-month period ending on each December 31st. Participants who are deemed key employees as of a December 31st shall be considered Specified Employees hereunder during the 12-month period commencing on the following April 1st.
     2.15 Separation from Service or Separates from Service means the later of the date on which (a) a Participant’s employment with the Company and its Affiliates ceases, or (b) the

Company and such Participant reasonably anticipate that the Participant will perform no further services for the Company and its Affiliates, whether as an Employee or an independent contractor. Notwithstanding the foregoing, a Participant shall be deemed to incur a Separation from Service if he or she continues to provide services to the Company or Affiliate, provided such services are not more than 20% of the average level of services performed by such Participant, whether as an Employee or independent contractor, during the immediately preceding 36-month period.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
     Participants hereunder shall be executive officers, managers, and other key employees of the Company or an Affiliate, who may be designated individually or by groups or categories, in the discretion of the Committee. The Committee shall notify each executive officer, manager, or other key employee of his or her eligibility to participate in this Plan. Participation shall commence upon the execution of a Schedule A or similar agreement as provided herein.
ARTICLE IV
DEFERRALS
     4.1 Deferral of Compensation. A Participant shall be entitled to elect to defer a percentage of his or her Compensation in accordance with the following rules:
a.	During the 30-day period immediately following receipt of an initial notice of participation in accordance with Article III hereof; such election shall be effective with respect to Compensation payable for services performed after such election is received and accepted by the Committee; and

b.	During the 30-day period immediately preceding the first day of each Plan Year (or such shorter period permitted by the Committee); such election shall be effective with respect to Compensation payable for services rendered during such Plan Year.
     4.2 Deferral of Bonus. A Participant shall be entitled to elect to defer a percentage of his or her Bonus pursuant to a separate election on Schedule A hereto, subject to the following rules:
a.	Subject to the approval of the Committee, during the 30-day period immediately following receipt of an initial notice of participation in accordance with Article III hereof; or

b.	At the time prescribed under Section 4.1b hereof.
As to an Incentive Bonus, a Participant shall be entitled to elect to defer a percentage of such Bonus not later than the date that is at least six months prior to the date on which the performance or similar period applicable to such Bonus expires or during such other election period as may be designated by the Committee.

     4.3 Form of Deferral Election. An election to defer Compensation or Bonus hereunder shall be made, in writing, and shall be irrevocable during the Plan Year with respect to which the election relates. The Committee, in its discretion, may further limit the amount of Compensation or Bonus subject to deferral hereunder, may prescribe a minimum deferral amount, may designate additional forms of remuneration for deferral under the Plan, may permit multiple Benefit Payment Dates or forms of payment with respect to amounts deferred hereunder, and may adopt such additional procedures as the Committee deems necessary or appropriate.
ARTICLE V
MAINTENANCE AND INVESTMENT OF
DEFERRED BENEFIT ACCOUNTS
     5.1 Establishment of Accounts. The Company shall establish and maintain one or more Deferred Benefit Accounts, which shall be credited with a Participant’s Compensation or Bonus deferred. A Deferred Benefit Account may be administered as one or more subaccounts to facilitate (a) the administration of a particular method of crediting income, gain, or losses, (b) the administration of a particular method or time of payment, (c) the payment of installments, or (d) for such other purpose as the Committee may deem necessary or appropriate.
     5.2 Status of Accounts. An Account established hereunder shall be a bookkeeping entry only. The establishment and maintenance of any such account shall not be deemed to create a trust or other form of fiduciary relationship between the Company (or an Affiliate) and any Participant or Beneficiary or otherwise create, for the benefit of any Participant or Beneficiary, an ownership interest in or expectation of any specific asset of the Company (or of any Affiliate).
     5.3 Investment Policy. The Committee shall establish an investment policy with respect to amounts credited to Accounts maintained hereunder, which policy shall be attached hereto as Exhibit B. Such policy may provide for the aggregation and investment of all Accounts, for the investment of such accounts in accordance with the specifications of each Participant, or for a combination thereof. Such determination shall be made in the sole discretion of the Committee and need not be uniform as to all Accounts maintained hereunder.
     If the Committee determines that the Accounts shall be aggregated for investment purposes, the Committee, in its discretion, shall direct the manner in which gain or loss is determined hereunder. The exercise of such discretion may include, but shall not be limited to, the appointment of an investment advisor or discretionary trustee to direct the investment and reinvestment of amounts credited to the Accounts.
     If the Committee permits Participants to provide investment specifications with respect to Accounts maintained hereunder, such specifications shall be deemed to be advisory only and shall not bind the Company, an Affiliate, or the Committee to acquire any specific property or to invest the assets of any trust established in connection with this Plan in accordance therewith. Such specifications shall relate to investment in the types of property, including open or closed end mutual funds, common or collective funds or other pooled or collective accounts, as may be designated, from time to time, by the Committee. The Committee shall adopt rules governing investment specifications hereunder, including, without limitation (a) the increments in which such specifications shall be expressed, (b) the time or times at which changes can be made, (c) distinctions between the investment of prospective contributions and existing balances, and (d) such other procedures as the Committee may determine are necessary or appropriate. Such rules need not be uniform as to all Participants and may be expressed in the form of written procedures or informally, as administrative practices.
     If a Participant ceases to be an employee of the Company or an Affiliate for any reason, the Committee, in its sole discretion, may direct that gain or loss credited to such Participant’s Accounts be determined with respect to one or more investments designated by the Committee or may permit such Participant or Beneficiary to continue to specify the investments in which his or her Accounts are deemed to be invested. Such determination shall be made in the sole discretion of the Committee and need not be uniform as to all Participants.
     5.4 Accounting. As of each Determination Date, a Participant’s Accounts or subaccounts, as the case may be, shall be adjusted as follows:
a.	There shall be credited to each Deferred Benefit Account maintained hereunder the amount of any Compensation or Bonus deferred since the prior Determination Date.

b.	Interest, income, gain, or loss shall be credited (or charged) to the Participant’s Accounts for the period since the immediately preceding Determination Date.

c.	The Participant’s Accounts shall be reduced by any payment or other form of distribution made since the immediately preceding Determination Date.
     5.5 Valuation Notice. At least as frequently as each Annual Determination Date, the Committee (or its designee) shall furnish each Participant with a valuation notice, which shall include the amounts credited to the Participant’s Accounts and the interest, income, gains, or losses allocated to such Accounts since the immediately preceding Determination Date.
ARTICLE VI
RETIREMENT BENEFITS
     6.1 Form of Distribution. Unless otherwise elected on Schedule A, a Participant shall receive his or her Retirement Benefit in the form of substantially equal monthly installments payable over a period of ten years.
     6.2 Benefit Payment Date. A Participant’s Benefit Payment Date shall commence within 90 days of his or her Separation from Service, provided, however, that a Specified Employee’s Benefit Payment Date shall occur on the first day of the seventh month following Separation from Service.
     6.3 Optional Form of Benefit. Prior to his or her first deferral under Article IV, a Participant may elect on Schedule A to receive his or her Retirement Benefit in the form of a lump sum or in the form of monthly installments payable over a period of years not to exceed ten.

     6.4 Transitional Election Notwithstanding Section 6.2, a Participant with an account balance as of October 31, 2008, who has not Terminated Employment may change his or her form of payment to a lump sum or to a number of monthly installments payable over a period of five, seven or ten years.
ARTICLE VII
DEATH BENEFITS
     7.1 Beneficiary Designation. A Participant shall be entitled to designate one or more Beneficiaries on forms provided by the Committee. Any such designation may be modified by delivery of a new designation to the Committee. Any designation or modification shall be effective upon its receipt and acceptance by the Committee. If a Participant fails to designate a Beneficiary or if a Participant’s designation cannot be administered, any death benefit payable hereunder shall be paid:
a.	First to the Participant’s spouse, if he or she survives the Participant by at least ten days;

b.	Second, to the Participant’s estate, if the Participant is not survived by a spouse.
     7.2 Death Benefit. If a Participant dies before his or her Account has been distributed, in its entirety, the vested balance of such Account shall be distributed to the deceased Participant’s Beneficiary in the form elected by the Participant as his or her Retirement Benefit.
ARTICLE VIII
PLAN ADMINISTRATION; TRANSITION RULES
     8.1 Powers. This Plan and all matters related thereto shall be administered by the Committee. The Committee shall have the power and authority to interpret the provisions of this Plan and shall determine all questions arising under the Plan including, without limitation, all questions concerning administration, eligibility, the determination of benefits hereunder, and the interpretation of any form or other document related to this Plan. In addition, the Committee shall have the authority to prescribe, amend, and rescind rules and administrative procedures relating to the operation of this Plan, to instruct any trustee as to the investment of any asset held for the purposes described in Section 10.2, hereof, and to correct any defect, supply any omission, or reconcile any inconsistency in this Plan.
     Any determination by the Committee need not be uniform as to all or any Participant hereunder. Any such determination shall be conclusive and binding on all persons. The Committee shall engage the services of such independent actuaries, accountants, attorneys, and other administrative personnel as it deems necessary to administer the Plan.
     8.2 Payments. The Committee shall have the power and authority to finally determine the time and amount of any distribution or withdrawal hereunder, subject to the provisions of this Plan. The Committee shall direct the trustee of any trust established pursuant to Section 10.2, hereof, in writing, as to any such distribution or withdrawal.

     8.3 Delegation of Administrative Authority. The Committee may delegate to one or more officers or employees of the Company such power and authority as may be reasonably necessary to perform ministerial functions under the Plan and to provide for the administration of Accounts established hereunder.
     8.4 Claims. If a Participant (or Beneficiary) believes a benefit or distribution is due under the Plan, he or she may request the distribution of such benefit, in writing, on forms acceptable to the Committee. At such time, the Participant (or Beneficiary) will be given the information and materials necessary to complete any request for the distribution of a benefit.
     If the request for distribution or withdrawal is disputed or denied by the Committee, the following action shall be taken:
a.	First, the Participant (or the Beneficiary) will be notified, in writing, of the dispute or denial as soon as possible after receipt of the request for a distribution. Typically, the Participant will be notified within 90 days after the Committee receives his or her claims unless the Committee determines that special circumstances require additional time. The Participant will be notified in writing if an extension is necessary, and the notice of response will be due no more than 180 days from initial submission of the claim.

b.	Second, the Participant (or the Beneficiary) shall be entitled to full review of his or her request for a distribution. A Participant (or Beneficiary) desiring a review of the dispute or denial must request such a review, in writing, not later than 60 days after the notification of the dispute or denial is received. During the review, the Participant (or the Beneficiary) may be represented and will have the right to inspect all documents pertaining to the dispute or denial.

c.	The Committee shall render its decision within 60 days after receipt of the request for the review. In the event special circumstances require an extension of time, the Committee shall notify the Participant (or Beneficiary), in writing, and the decision shall be rendered no later than 120 days after the receipt of the request.
     Any decision by the by the Committee shall be made in writing and shall include the following information:
a.	The specific reasons for the action taken;

b.	Specific reference to the provisions of the Plan upon which the decision is based;

c.	If the Participant is entitled to an appeal of such decision, a description of any additional information necessary to present such appeal and an explanation of the appeal procedures.
     8.5 Small Benefits. If the value of a Participant’s Account is not more than the applicable dollar limit under Code Section 402(g), determined as of his or her initial Benefit Payment Date, then notwithstanding any provision of this Plan to the contrary, the Committee shall distribute such amount to such Participant, or his or her Beneficiary, in the form of a single-sum payment within 90 days of such date, which distribution shall be in lieu of any benefit otherwise provided hereunder.

     8.6 Early Payments. Notwithstanding any provision of this Plan to the contrary, the Committee shall direct the distribution to any Participant in the form of an immediate single-sum payment all or any portion of the amount then credited to a Participant’s affected Deferred Benefit Account if an Adverse Determination is made with respect to such Participant. For this purpose, the term “Adverse Determination” shall mean that, based upon Federal tax or revenue law, a published or private ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction, a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves such Participant or a determination of counsel, a Participant has or will recognize income for Federal income tax purposes with respect to any amount that is or will be payable under this Plan before it is otherwise to be paid hereunder.
ARTICLE IX
PARTICIPANTS’ RIGHTS
     9.1 Spendthrift Provision. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber any amount payable hereunder. No amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony, or separate maintenance owed by a Participant or any other person. No amount payable under this Plan shall be transferable by operation of law in the event of a Participant’s or other person’s bankruptcy or insolvency.
     9.2 No Continued Employment. No Participant shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of participation in this Plan.
     9.3 Obligation for Benefit Payments. Notwithstanding any provision of this Plan to the contrary, the payment of benefits under this Plan shall remain the obligation of the Company or the Affiliate who is the employer of a Participant hereunder. In the event the Company or such Affiliate designates a third-party as the payor of the benefits and the assets of such third-party are insufficient to meet the payment obligations of the Company or Affiliate, such deficiency shall be paid by the Affiliate or the Company, as the case may be.
     9.4 Taxes. The Company or an Affiliate or any third-party payor shall withhold from the payment benefits hereunder any amount required to be withheld under applicable federal or state tax laws.

ARTICLE X
MISCELLANEOUS
     10.1 Termination of Plan. The Board of Directors shall have the right, at any time, to terminate this Plan. The Board shall provide written notice of such termination to each Participant hereunder. As of the effective date of the termination hereunder:
a.	No additional Participants shall be added to the Plan;

b.	All deferrals hereunder shall cease; provided that any deferral election in effect as of the termination date shall be given effect in accordance with its terms.

c.	Amounts then credited to a Participant’s Deferred Benefit Account shall continue to be invested or credited with interest in accordance with Section 5.3 hereof; and

d.	Distribution of a Participant’s Accounts shall be made at the time and in the manner prescribed under Articles VI and VII hereof.
     10.2 Funding. The Company may establish a trust in connection with the adoption of this Plan. Each year during the continuance of this Plan, the Committee may designate amounts or property to be added to the trust on behalf of the Company or an Affiliate. The property comprising the assets of such trust, including any insurance policy on the life of a Participant purchased by such trust or contributed to such trust by the Company or an Affiliate, shall at all times remain the property of such trust. The trustee of such trust shall distribute the assets comprising such trust in accordance with the provisions and the trust agreement, all as instructed by the Committee, but in no event shall such trustee distribute the assets of such trust to or for the benefit of the Company or any Affiliate, except as provided in the trust agreement.
     No Participant or Beneficiary shall have the right to, or claim under or against, any insurance policy on the life of the Participant obtained by the Company or an Affiliate or any asset held in trust to help defray the cost incurred in providing benefits under this Plan. Any such policy or other property shall be, and remain, a general, unpledged asset of the Company or an Affiliate or the trust, as the case may be.
     10.3 Inurement. This Plan shall be binding upon and shall inure to the benefit of the Company and each Participant hereto and their respective heirs, executors, administrators, successors, and assigns.
     10.4 No Effect on Other Benefits. Any compensation paid or benefits provided to a Participant shall be in addition to, and not in lieu of, the benefits provided to such Participant under this Plan. Nothing in this Plan shall be construed as limiting, varying, or reducing the provision of any benefit available to a Participant, such Participant’s estate, or Beneficiary pursuant to any employment agreement, retirement plan, including any qualified pension or profit-sharing plan, health, disability or life insurance plan, or any other form of agreement or arrangement between the Company and/or an Affiliate and a Participant.
     10.5 Amendment and Modification. The Board of Directors of the Company may amend this Plan, in its discretion. In addition, the Committee shall possess the authority to amend the Plan, any Schedule A executed in connection with the Plan or any ancillary form or document related to the Plan, to facilitate its administration, to ensure that the Plan is deemed an unfunded plan of deferred compensation within the meaning of the Code or ERISA, or otherwise to comply or make consistent with applicable law.
     Any amendment that adversely affects the amount then credited to a Participant’s Accounts shall be effective only with the written consent of each such Participant. Notwithstanding the foregoing, however, the consent of any Participant or Beneficiary shall not be required if the Board of Directors or the Committee, as the case may be, reasonably determines that an amendment or modification is necessary to ensure that amounts credited to a Participant’s Accounts are not subject to Federal income taxation until withdrawn or distributed or to ensure that the Plan is deemed to be unfunded or maintained for the benefit of a select group of management employees within the meaning of ERISA.
     10.6 Governing Law. This Plan is governed by the internal laws of the State of Mississippi, in all respects, including matters of construction, validity and performance.
     10.7 Construction. This Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Board or the Committee, be deemed null and void. This Plan is intended to be a restatement of the Prior Plan for purposes of compliance with Code Section 409A and is not intended to increase any benefits thereunder. This Plan shall not be construed to increase any benefits hereunder.
     THIS AMENDED AND RESTATED DEFERRED COMPENSATION PLAN was adopted by the Board of Directors on                                         , 2008, to be effective as of the date first set forth above.

BANCORPSOUTH, INC.
By:
Its:

BANCORPSOUTH, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
EXHIBIT A
PARTICIPATING AFFILIATES
     Employees of the following Affiliates of the Company shall be eligible to participate in the Plan, when designated in accordance with Article III thereof:

Affiliate	Federal Tax ID Number

BancorpSouth Bank

BancorpSouth Insurance Services, Inc.

BancorpSouth Investment Service, Inc.

BANCORP SOUTH, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
EXHIBIT B
INVESTMENT POLICY
1. Purpose:
     This Investment Policy (the “Policy”) is intended to form a part of the BancorpSouth, Inc. Deferred Compensation Plan (the “Plan”) and to be deemed incorporated therein by this reference. This Investment Policy is adopted by the Committee pursuant to the power and authority granted to it under Section 5.3 of the Plan. Capitalized terms used herein shall have the meanings ascribed to them in the Plan.
2. Earnings:
     Participants shall not be permitted to direct the investment of their Accounts. Each Participant’s Account shall be credited with interest effective June 30 and December 31 of each calendar year. Interest shall be credited at the rate equal to the yield on the most recently-issued U.S. Treasury Note with an original maturity of ten years or the most recently-issued U.S. Treasury Note with an original maturity of one year, whichever is greater, as quoted in The Wall Street Journal for the last business day of the calendar year.
3. Authority of the Committee:
     In addition to any power and authority granted to it under the Plan, the Committee or its designee shall possess the authority to permit investment direction by Participants of their own notional Accounts, increase or decrease the number of investment alternatives available hereunder, substitute, add or remove any investment alternative available hereunder or restrict the person or persons with respect to whom an investment alternative may be available. Such power and authority need not be uniformly exercised as to all Participants in the Plan. The Committee may establish additional investment policies and procedures with respect to investment specifications or amend this policy, in its discretion, from time to time, provided that any investment offered under such a policy shall conform to any laws applicable to investments actually made by the Company or an Affiliate.

Authorized Representative of the Committee Date: December , 2008